Exhibit 99.1

DISH Statement on AWS-3 Spectrum

ENGLEWOOD, Colo., Oct. 1, 2015 — DISH Network Corp. (NASDAQ: DISH) today issued the following statement providing an update on AWS-3 Spectrum.

The following remarks can be attributed to R. Stanton Dodge, DISH executive vice president and general counsel:

“Today, the two entities in which DISH invested with respect to the AWS-3 auction — Northstar Wireless and SNR Wireless — entered into a series of arrangements in connection with which the FCC will retain certain licenses for which Northstar and SNR were the winning bidders, and the FCC will apply funds already on deposit and newly-loaned funds from a subsidiary of DISH toward the payment of the gross winning bids for the remaining licenses, which cover approximately 6.6 billion MHz-POPs.

“As a result of these arrangements:

•                  Northstar Wireless is expected to be granted licenses with aggregate gross winning bids of $5.62 billion, covering approximately 3.7 billion MHz-POPs.  The licenses retained by the FCC have aggregate gross winning bids of $2.2 billion and cover approximately 690 million MHz-POPs.  Northstar Wireless is expected to maintain 84% of the original MHz-POPs.

•                  SNR Wireless is expected to be granted licenses with aggregate gross winning bids of $4.27 billion, covering approximately 2.9 billion MHz-POPs.  The licenses retained by the FCC have aggregate gross winning bids of $1.2 billion and cover approximately 629 million MHz-POPs.  SNR Wireless is expected to maintain 82% of the original MHz-POPs.

•                  The eligibility of Northstar Wireless, SNR Wireless and their investors (including DISH) to participate in future auctions, including any re-auction of the AWS-3 licenses retained by the FCC, is not affected.

•                  Northstar Wireless and SNR Wireless will not be deemed “current defaulters” under FCC rules.

•                  DISH and the entities in which it has invested are expected to have an average of approximately 75 MHz of spectrum nationwide, covering over 23 billion MHz-POPs.

•                  Using cash available on its balance sheet, DISH loaned approximately $413 million to Northstar Wireless and SNR Wireless to, among other things, fund the amounts due to complete payment of the gross winning bids for the remaining licenses, after application of funds already on deposit with the FCC.

“DISH appreciates the diligent efforts of the FCC staff, and particularly the efforts of the Wireless Bureau, in working with DISH, Northstar Wireless and SNR Wireless regarding these arrangements.”

Additional resources:

•                  A letter filed by Northstar Wireless to the FCC can be viewed here: Northstar_Wireless_Letter_to_FCC_10.01.15.pdf

•                  A letter filed by SNR Wireless to the FCC can be viewed here: SNR_Wireless_Letter_to_FCC_10.01.15.pdf

•                  An FCC letter regarding Northstar Wireless can be viewed here: https://apps.fcc.gov/edocs_public/attachmatch/DA-15-1108A1.pdf

•                  An FCC letter regarding SNR Wireless can be viewed here: https://apps.fcc.gov/edocs_public/attachmatch/DA-15-1109A1.pdf

About DISH

DISH Network Corp. (NASDAQ: DISH), through its subsidiaries, provides approximately 13.932 million pay-TV subscribers, as of June 30, 2015, with the highest-quality programming and technology with the most choices at the best value. Subscribers enjoy a high definition line-up with more than 200 national HD channels, the most international channels, and award-winning HD and DVR technology. DISH Network Corporation is a Fortune 250 company. Visit www.dish.com.

Subscribe to DISH email alerts: http://about.dish.com/alerts

Follow @DISHNews on Twitter: http://www.twitter.com/DISHNews